EXHIBIT 3.2

BYLAWS OF THE FEDERAL HOME LOAN BANK OF NEW YORK

ARTICLE I

OFFICES

SECTION 1.  Principal Office:  The principal office of the Federal Home Loan Bank of New York (“FHLBNY”) shall be located in the City of New York, County of New York, State of New York, or at such other place as may be designated by the Federal Housing Finance Agency (“FHFA”).

SECTION 2.  Other Offices:  In addition to its principal office, the FHLBNY may establish offices at any other place, or places, designated by the Board of Directors (hereafter, the “Board”).

ARTICLE II

STOCKHOLDERS

SECTION 1(a).  Meetings:  Meetings of the stockholders of the FHLBNY shall be called upon the written request of the President of the FHLBNY, or the majority of the Directors of the Board, or one-fourth of the total number of stockholders of the FHLBNY.  The Board shall designate the time, date and place for any such meeting called by the Board or President.  If a meeting is called by the stockholders, the Board shall designate the time, date and place of the meeting and such date shall not be less than fifteen days, nor more than sixty days, after such request has been received by the Corporate Secretary of the FHLBNY.  Should the Board fail to act for a period of thirty days after the receipt of the request for such meeting, the Corporate Secretary of the FHLBNY shall designate a time, date and place. The Chair of the Board, or in the absence of the Chair, the Vice Chair of the Board, or in the absence of both of these persons, the President of the FHLBNY, shall preside at all meetings of the stockholders.

(b) Notice:  The Corporate Secretary of the FHLBNY shall mail to each stockholder of the FHLBNY at its last known address as shown on the books of the FHLBNY a notice of each stockholder meeting.  Such notice shall be sent at least ten days before such meeting, and shall contain a statement of the purpose or purposes and of the time, date and place of the meeting.

SECTION 2.  Quorum and Voting:  The stockholders present shall constitute a quorum for the transaction of any business at a meeting of the stockholders.   The stockholders of the FHLBNY shall be entitled to vote for the election of Directors of the FHLBNY in accordance with the FHLBNY’s Capital Plan adopted by the Board and approved by the FHFA, and the Regulations of the FHFA. The stockholders shall also be entitled to vote with respect to such other matters as may be provided for in the Capital Plan of the FHLBNY in effect from time to time, in accordance with the provisions set forth in such Plan.

ARTICLE III

DIRECTORS

SECTION 1.  Composition of the Board, Director Elections and Related Matters:

(a) Number of Board Members and Qualifications: The Board shall consist of thirteen persons or such other number as may be provided by the Federal Home Loan Bank Act (the “Bank Act”) and FHFA Regulations. Directors are divided into two classes: (1) those who are elected by a plurality of the votes of the members of a state located in the FHLBNY’s district from among eligible persons nominated by a member institution within that state ("Member Directors"); and (2) those who are elected by a plurality of the votes of the members of the FHLBNY at large from among eligible persons nominated by the Board after consultation with the Affordable Housing Advisory Council of the FHLBNY ("Independent Directors"). Member Directors must constitute a majority of the Board and Independent Directors must constitute not less than forty percent of the Board. At least two Independent Directors must also qualify as Public Interest Directors. The Directors shall be nominated and elected in such manner for such terms of office as provided in the Act and Regulations and shall meet and maintain the eligibility requirements in the Bank Act and FHFA Regulations.

Federal Home Loan Bank of New York - Bylaws

(b) Nominating Independent Directorships: The Corporate Governance and External Affairs Committee shall make recommendations to the Board regarding nominations for Independent Directorships. Factors that the Committee may consider include, but are not limited to, current or prior experience on the Board, qualifications of nominees, diversity, and skills and experience most likely to add strength to the Board. The Committee may, if desired, solicit the names of potential nominees from members; trade groups; organizations representing affordable housing, economic development, consumer or community interests; and/or other interested parties.

(c) Consultation with the Affordable Housing Advisory Council:  As part of the process described in (b) above, the Chairman of the Board’s Corporate Governance and External Affairs Committee or his or her designee shall meet with the Affordable Housing Advisory Council to discuss potential nominations for Independent Directorships. The Chairman of the Corporate Governance and External Affairs Committee, or his or her designee, shall then report the results of the meeting to the Corporate Governance and External Affairs Committee, who shall take such results into consideration in making recommendations to the Board regarding nominations for Independent Directorships.

(d) Removal: Any Director of the FHLBNY may be removed from the Board only for good cause and only upon vote of at least 75% of the Directors then in office (other than the person whose removal is sought) at a meeting that has been duly noticed and where there is a quorum as required under these Bylaws. Notice of intention to seek such removal shall be furnished to the Director whose removal is sought at least 30 days prior to the date of the noticed Board meeting at which such removal will be considered. Such Director shall be entitled to appear personally and address the Directors attending such meeting. Removal for good cause, at a minimum, should be based upon (i) a material violation of the FHLBNY’s Code of Ethics and Business Conduct or other applicable FHLBNY policy, (ii) a material willful violation, or a willful or unwillful material omission, in the course of the performance of the Director’s duties and obligations as provided under the Act and the Regulations, or (iii) a determination by the Board, in its sole discretion, that continuation in office of such Director would be materially harmful to the best interests of the FHLBNY. Pending and final removal actions under this provision will be communicated to the FHFA.

(e) Vacancies: As soon as practicable after any vacancy occurs, recommendations for a replacement to fill the vacancy shall be made to the Board by the Board’s Corporate Governance and External Affairs Committee, and the Board shall then elect, by a majority vote of the remaining Directors, a qualified individual to fill the unexpired term of office of the vacant directorship, as provided in the Bank Act and Regulations of the FHFA.

(f) Director Compensation: Directors may be reasonably compensated and reimbursed for their time and expenses in the performance of their official FHLBNY duties, in accordance with policies adopted by the Board which are consistent with the Bank Act and the related Regulations of the FHFA.

SECTION 2.  Regular Meetings:  Regular meetings of the Board may be held at such time and place as shall be determined from time to time by resolution of the Board; provided, however, that such meetings shall be held at least six times per year.

SECTION 3.  Special Meetings:  Special meetings of the Board may be called by its Chair or the President of the FHLBNY on at least five days’ written notice or three days’ notice sent by electronic notice to each Director, and shall be called upon like notice by the Corporate Secretary of the FHLBNY on the written request of three Directors stating the reasons therefor.  If notice is mailed, such notice shall be deemed to be delivered when deposited in the United States mail, properly addressed with postage prepaid.  Electronic notice shall be deemed to be delivered when transmitted.  The notice of such special meetings shall stipulate the time, date and place of such meetings, and shall contain a statement of the purpose or purposes of such meetings.  Such special meetings may be held at any time and place without previous notice if all of the Directors are actually present.  Notice may be waived by any Director.

SECTION 4.  Quorum and Voting:  At any regular or special meeting of the Board (or a committee thereof) a majority of the Board (or committee) shall constitute a quorum for the transaction of business.  If less than the majority of the Board (or committee) is present at a meeting, a majority of the Directors present may adjourn the meeting. The affirmative vote of a majority of the Board (or a committee thereof) present at a duly constituted meeting of the Board (or a committee thereof) shall be necessary to authorize any action or for the passage of any resolution.  Notational voting may be conducted as long as each member of the Board (or committee thereof) receives the opportunity to vote in such manner; the affirmative vote of  a majority of the Board (or a committee thereof) shall be necessary to authorize any action or for the passage of any resolution in such instance.

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SECTION 5.  Officers of the Board:  The officers of the Board shall be a Chair elected for a two-year term by a majority of all the Directors of the FHLBNY, a Vice Chair (who shall act as the Chair when the Chair is absent or disabled or the position is otherwise vacant) also elected for a two-year term by a majority of all the Directors of the FHLBNY, and a Board Secretary.  Recommendations for the Chair and Vice Chair positions shall be made by the Corporate Governance and External Affairs Committee to the Board.  The Corporate Secretary, or in his or her absence such other person as may be designated by the Board, shall be the Secretary of the Board.  The officers shall have such duties as are usually incident to their respective offices and such as may be assigned to them by the Board.  The Board, utilizing the recommendation procedure set forth above, shall have the authority to designate an Acting Chair for any period during which the Chair and the Vice Chair are not available to carry out the requirements of the position of Chair for any reason, and the Board shall also have the authority to remove any person from such position for good cause. The Board shall further have the authority to fill the position of the Chair or the Vice Chair utilizing the nomination procedure set forth above in the event either position becomes vacant.

SECTION 6.  Order of Business:  At meetings of the Board business shall be transacted in such order as, from time to time, the Board may determine.  At all meetings of the Board, the Chair of the Board, or in the absence of the Chair the Vice Chair, or in the absence of both of these officers, an Acting Chair selected by the Board as provided for herein, shall preside.

SECTION 7.  Responsibility for Policies:  The Board shall review and adopt, in accordance with the specific requirements of applicable FHFA Regulations, a Risk Management Policy, a Member Products Policy, a Strategic Business Plan, and other policies and plans as may be required by the FHFA from time to time. The Board shall also oversee senior management’s implementation of the FHLBNY’s internal control system.

SECTION 8.  Designation of Depositaries:  The Board shall designate the trust company or trust companies, FHLBNY or FHLBNYs, in which shall be deposited the monies or securities of the FHLBNY, except as otherwise provided by the Bank Act, as amended, and the Regulations of the FHFA.

ARTICLE IV

BOARD COMMITTEES

SECTION 1.  Executive Committee:  The Board shall select (taking into account the recommendations of the Corporate Governance and External Affairs Committee)  the membership  of an Executive Committee consisting of a minimum of three Member Directors and, so long as there is at least one  Independent Director on the Board, one Independent Director, which, during the intervals between meetings of the Board, shall possess and may exercise all of the powers of the Board in the management and direction of the affairs of the FHLBNY in all cases in which specific directions have not been given by the Board.  In addition to the foregoing, the Executive Committee may be assigned other responsibilities from time to time by the Board.

All actions by the Executive Committee shall be reported to the Board at the next meeting of the Board. The Board may prospectively rescind or revise any prior action of the Executive Committee; however, the Board may not retroactively adopt such recission or revision.  Further,  no rights of any third parties shall be affected by any rescission or revision adopted by the Board.

The Board Chair shall be the Executive Committee Chair.  In the event of the absence of the Chair of the Executive Committee, the remaining members of the Executive Committee shall appoint a temporary Chair.  The other members of the Executive Committee shall be chosen from among the remaining members of the Board and shall serve such terms as may, from time to time, be set by the Board.  In the event of the absence of any elected or appointed director then serving as a member of the Executive Committee from any meeting of the Committee, any other member of the Board may, at the request of the Chair of the Executive Committee, serve as an alternate member of the Committee.  Any additional member of the Board may, upon the request of the Chair of the Executive Committee, serve as an additional member of the Committee at any meeting of the Committee; however, such additional member will not be able to vote on matters before the Committee.  A majority of the Committee shall constitute a quorum, and the affirmative vote of a majority of the Committee present at a meeting of the Committee shall be necessary to authorize any action or for the passage of any resolution.  The Executive Committee may act by the written resolution of a majority of the Committee though not formally convened as long as each member of the Committee receives the opportunity to vote in the same manner.

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The Executive Committee shall meet as provided by its charter.  The Corporate Secretary shall serve as Secretary of the Committee, or in the absence of the Corporate Secretary any such person shall serve as Secretary of the Committee as may be designated by the Committee.  In the event of a national emergency, if all of the persons herein before authorized to call a meeting of the Committee are unavailable for duty, a meeting may be called by any other Director.

SECTION 2.  Audit Committee.  The Board shall select (taking into account the recommendations of the Corporate Governance and External Affairs Committee) the Chair and the membership of an Audit Committee which shall be established in accordance with, and shall have the responsibilities established by, the appropriate Regulations of the FHFA. In the event of the absence of any Director then serving as a member of the Audit Committee, any other Board member may serve as an alternate member of the Audit Committee upon the request of the Chair of the Audit Committee.  Further, any additional member of the Board may serve as an additional member of the Audit Committee at any meeting of the Audit Committee upon the request of the Chair of the Audit Committee; however, such additional member will not be entitled to vote on matters before the Audit Committee.

SECTION 3.  Other Committees:  The Board may establish from time to time other suitable committees that are mandated by FHFA regulation or have been determined to be necessary or appropriate for the conduct of the business of the FHLBNY.  Such committees shall report to the Board when and as required.  The Board shall select (taking into account the recommendations of the Corporate Governance and External Affairs Committee) the Chair and the membership of such other committees.  In the event of the absence of any Director then serving as a member of a committee, any other Board member may serve as an alternate member of a committee upon the request of the Chair of such committee.  Further, any additional member of the Board may serve as an additional member of a committee at any meeting of such committee upon the request of the Chair of such committee; however, such additional member will not be entitled to vote on matters before the committee.

SECTION 4. Committee Charters. All Board committees, including the Executive and Audit Committees, shall establish, maintain and periodically update (at least annually) separate charter documents in order to clarify the mission of the committees. All such charters and any revisions thereto shall be subject to the approval of the Board.

ARTICLE V

OFFICERS AND EMPLOYEES

SECTION 1.  Officers:  The officers of the FHLBNY shall include a President, one or more Senior Vice Presidents, First Vice Presidents, Vice Presidents and Assistant Vice Presidents, and a Corporate Secretary, as well as any other rank as may be designated by the Board for positions higher than the Senior Vice President level, or by the President for other positions. The President shall be the chief executive officer and shall be primarily responsible for the operation and management of the FHLBNY; however, the Board may designate a Vice President or higher ranking officer as the chief executive officer of the FHLBNY if necessary in the event the office of the President becomes vacant.  One person may hold any two offices.

If a new officer level position is established, or if an officer level position becomes vacant, the President will have the authority to approve the creation of the new position, as well as approve the person who fills the new, or vacated, position.  However, the approval of the Board (or of a Board Committee given approval authority by the Board) will be required for the promotion  or hiring of any person to the rank of Senior Vice President or higher.

The FHLBNY’s officers shall have such powers and duties as are usually incident to their respective offices and such as may be assigned to them by the President and by the Board.  They shall have full responsibility for the operation of the FHLBNY under the direction of the Board and the Executive Committee.  They shall make full report to committees of the Board of matters under consideration or to be considered by such committees and shall see that a full report of the operation of the FHLBNY is made to the Board at each regular meeting.  The officers of the FHLBNY designated by its Board may extend or deny credit and take such other action as is in conformity with the credit policy of the FHLBNY and the Regulations of the FHFA.  When so designated by resolution of the Board, and under such directions as may be stated therein, the President, and/or a Vice President, and/or other officers may act as ex-officio members of any standing committee of the Board; provided, however, that the presence of only one such ex-officio member may be counted in determining the requirement of a quorum.

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SECTION 2.  Authorities of the Board:  There shall also be such other officers or employees as the Board may authorize, and they shall have such duties as shall be assigned to them by the Board or the President of the FHLBNY.  In carrying out their duties and responsibilities, the Board and all Committees thereof shall also have authority to retain staff and outside counsel, independent accountants, or other outside consultants at the expense of the FHLBNY.

SECTION 3.  Compensation:  The Board (or a Board Committee given approval authority by the Board) shall annually adopt an appropriate resolution setting the compensation of the FHLBNY President and the members of the FHLBNY’s Management Committee.  The compensation of all other employees of the FHLBNY shall be fixed by the President or his/her designee and shall be within the budget approved for the FHLBNY by the Board.  If the Board intends to provide any additional compensation to the President, or the members of the FHLBNY’s Management Committee, the Board (or a Board Committee given approval authority by the Board) shall first approve a formal plan governing such compensation.

ARTICLE VI

CAPITAL STOCK

SECTION 1.  Issuance and Form:  The FHLBNY shall issue, or cause to be issued, to each member stockholder, such shares of stock as may be acquired by such stockholder from time to time in accordance with the terms of the FHLBNY’s Capital Plan. The manner of form, issuance, transfer, repurchase and redemption of capital stock  shall be as prescribed by the Bank Act, as amended, the Regulations of the FHFA promulgated thereunder and the Capital Plan.  All stock shall be issued in book entry form only.

SECTION 2.  Transfers:  Subject to the provisions of the Bank Act, as amended, the Regulations made thereunder and the Capital Plan, no transfer of shares of stock of the FHLBNY shall be effective unless such transfer has been recorded on the books of the FHLBNY.  Each transfer shall be recorded, and the original record, or a duplicate thereof, shall be kept at the principal office of the FHLBNY.

SECTION 3.  Dividends:  Subject to the provisions of the Bank Act, as amended, the Regulations of the FHFA, the Capital Plan, and the FHLBNY’s Retained Earnings and Dividend Policy, the Board may declare and pay a dividend only from previously retained earnings or current net earnings and only if such payment will not result in a projected impairment of the par value of the capital stock of the FHLBNY, not result in the FHLBNY failing to meet its minimum capital regulatory requirements as set forth in the Capital Plan and not cause the retained earnings level to be less than that required by the Retained Earnings and Dividend Policy. Dividends on such capital stock shall be computed without preference, unless otherwise provided for in the Capital Plan.  Dividends may be paid in cash or shares of stock of the FHLBNY.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

SECTION 1.  Definitions:

(a)

“Covered Person” means any person who, by reason of his or her current or former status as one of the following, is, was or is threatened to be made a defendant in a Proceeding, or is involved as a witness (but not as a plaintiff) in a Proceeding where another Covered Person is, was or is threatened to be made a defendant:

(i)	a director, officer or employee of the FHLBNY; or

(ii)	a director, officer or employee of the FHLBNY who is or was serving at the request of the FHLBNY as a director, officer, employee, agent, administrator or trustee of an Other Entity.

(b)	“Disinterested Director” means a director of the FHLBNY who is not and has not been a party to or involved in the Proceeding with respect to which indemnification is sought.

(c)

“Expenses” means all costs and expenses (including, without limitation, attorneys’ fees and the hiring of separate counsel for the Covered Person, expert witness fees, and other consulting fees) actually and reasonably incurred by a Covered Person in connection with a Proceeding or in connection with successfully establishing a right to indemnification hereunder.

(d)

“Liabilities” means final judgments, fines (including, without limitation, excise taxes assessed in connection with an employee benefit plan), penalties, amounts paid in settlement and other liabilities of any type (other than Expenses) actually incurred by a Covered Person in connection with a Proceeding.

(e)

“Other Entity” means any corporation of any type or kind, domestic or foreign, other than the FHLBNY, or any partnership, employee benefit plan, joint venture, trust, limited liability company or any other for-profit or non-profit enterprise, or any joint office of the Federal Home Loan Banks, the Financing Corporation, the Resolution Funding Corporation or any other instrumentality or agency of the United States or any state or local government.

(f)

“Proceeding” means any threatened, pending or completed action, suit, or claim or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (including, without limitation, arbitrations and other means of alternative dispute resolution), and any appeal or other proceeding for review.

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Federal Home Loan Bank of New York - Bylaws

SECTION 2.  Indemnification of Covered Persons:

(a) Except for indemnification with respect to an administrative proceeding or civil action that has been initiated by the FHFA under 12 CFR Part 1231, the FHLBNY shall indemnify, and hold harmless, to the fullest extent permitted by New York law, any Covered Person made, or threatened to be made, a party to a Proceeding (other than one by or in the right of the FHLBNY to procure a judgment in its favor – in this situation, see paragraph (b) below), including an action by or in the right of an Other Entity, against Expenses and Liabilities incurred by him if:

(i)	such Covered Person acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for an Other Entity, not opposed to, the best interests of the FHLBNY; and

(ii)	in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful; or

(iii)	such Proceeding results in a final judgment on the merits or otherwise in favor of such Covered Person.

(b) In situations where the FHLBNY (or others exercising the legal rights of the FHLBNY) is procuring a judgment in its favor, the FHLBNY or its successor shall indemnify any Covered Person made, or threatened to be made, a party to such Proceeding against Expenses and Liabilities incurred by the Covered Person if such Covered Person acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for an Other Entity, not opposed to the best interests of the FHLBNY. However,  no such indemnification  as described in the preceding sentence shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the FHLBNY, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

(c) A Covered Person’s right to indemnification shall not be affected by the act, conduct or knowledge of any other director, officer or employee of the FHLBNY, and no such act, conduct or knowledge will be imputed to a Covered Person.

(d) Notwithstanding any of the foregoing in this Section 2, no indemnification may be made to or on behalf of a Covered Person if:

(i)

a judgment or other final adjudication adverse to the Covered Person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled;

(ii)

the indemnification would be inconsistent with a provision of the FHLBNY’s Restated Organization Certificate, a Bylaw, a resolution of the Board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the Proceeding in which the Expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(iii)

there has been a settlement approved by the court and the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

SECTION 3.  No Adverse Presumption:  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for an Other Entity, not opposed to, the best interests of the FHLBNY or that he had reasonable cause to believe that his conduct was unlawful.

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SECTION 4.  Method of Making Determinations: All determinations as to whether a Covered Person has satisfied the standards set forth in Section 2, all determinations as to the reasonableness of Expenses and all determinations as to whether a Covered Person is entitled to receive advance payment of Expenses pursuant to Section 5 shall be made:

(a)	by the Board by majority vote of a quorum consisting of Disinterested Directors; or

(b)

if a quorum of Disinterested Directors is not obtainable, then by majority vote of a committee that consists solely of two or more Disinterested Directors and that is duly designated by majority vote of a quorum of the full Board (including directors that are not Disinterested Directors); or

(c)	by independent legal counsel that is selected by:

(i)	a majority of a quorum of Disinterested Directors or by a majority of a committee designated pursuant to clause (b) of this Section 4; or

(ii)

if such a quorum of Disinterested Directors cannot be obtained and such a committee cannot be designated, then by a majority vote of a quorum of the full Board (including directors that are not Disinterested Directors).

A determination as to the entitlement of any Covered Person to indemnification under this Article VII shall be made promptly after there has been any judgment, order, settlement, dismissal, award or other disposition of the related Proceeding, or any partial disposition of such Proceeding that is sufficient to allow such a determination to be made.  Without limitation of the foregoing, the FHLBNY shall exercise its best efforts to promptly cause such a determination to be made prior to the time that such Covered Person is obligated to pay any Liabilities that he or she has incurred in such Proceeding.

In making a determination in cases where a Covered Person is subject to an administrative proceeding or civil action initiated by the FHFA, the Board will follow the process and conduct a due investigation as required by 12 CFR 1231.4(c). Any adverse determination made pursuant to this Section 4, and any determination made pursuant to this Section 4 by independent legal counsel, shall be in writing and shall state the reasons therefor.  A copy of such writing with respect to any adverse determination made pursuant to this Section 4 shall be provided to the Covered Person within ten business days of the date of the determination.

In the event of a determination pursuant to the preceding subparagraph that a Covered Person has not satisfied the standards set forth in Section 2, such Covered Person shall be entitled to a final adjudication of such issue in a de novo judicial proceeding in an appropriate court of competent jurisdiction.  Any action seeking such an adjudication must be commenced within 90 days of the date that the Covered Person is notified of such adverse determination.

SECTION 5.  (a) Advance Payment of Expenses: The FHLBNY shall advance Expenses, and hold harmless, Covered Persons to the fullest extent permitted by New York law, and, in cases where the Covered Person is subject to an administrative proceeding or civil action initiated by the FHFA, as follows. The Expenses of any Covered Person shall be paid by the FHLBNY in advance of the final disposition of such Proceeding upon receipt of an undertaking in writing by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the FHLBNY as provided in Section 2.  No indemnification shall be paid or expenses advanced by the FHLBNY under this Article VII, and none shall be ordered by any court, if such action would be inconsistent with any provision of applicable Federal or New York State law or regulation in effect at the time (including, but not limited to, any of the conditions set forth in 12 CFR  1231.4(b)(2)) of the events which are the subject of the Proceeding which prohibits, limits or otherwise conditions the exercise of indemnification powers by the FHLBNY or the rights of indemnification to which a Covered Person may be entitled.

Notwithstanding the foregoing, should the Expenses of any Covered Person described herein be covered by the D&O Policy (as defined in Section 7 below), and should such D&O Policy not require repayment by the Covered Person of advances made pursuant to this Section 5, then the Covered Person shall not be required to repay such advances.

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(b) Payment of Liabilities and Expenses on behalf of Covered Person: If a Covered Person is eligible, under this Article VII, for indemnification of his or her Liabilities and Expenses, then the FHLBNY will pay such Liabilities and Expenses on behalf of such Covered Person.

SECTION 6.  Rights to be Deemed Contractual and Not Exclusive:  The indemnification and advancement of expenses provided to Covered Persons under this Article VII shall be deemed a contract between the FHLBNY and its directors, officers and employees and shall not exclude any other rights to which anyone seeking indemnification or advance of expenses may be entitled under any other bylaw, resolution of the Board or agreement providing for indemnification or advancement of expenses, or otherwise, subject to the limitations set forth in Section 2.

SECTION 7.  Insurance of Directors, Officers and Employees:  Except to the extent prohibited by the Act or the Regulations (including, without limitation, 12 CFR Part 1231.4), the FHLBNY shall have power to purchase and maintain insurance on behalf of itself or any person who is or was a director, officer, employee or agent of the FHLBNY, or who is or was serving at the request of the FHLBNY as a director, officer, employee or agent of an Other Entity, against any claim asserted against such person or liability incurred by such person in any such capacity, or against any liability arising out of his or her status as such, provided that the insurance may not provide for any payment, other than cost of defense, to or on behalf of any Covered Person:

(a)

if a judgment or other final adjudication adverse to the insured Covered Person establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

(b)

in relation to any risk the insurance of which is prohibited under New York insurance law whether or not the FHLBNY would have the power to indemnify such person against such liability under this Article VII.

Such insurance policy purchased or placed by or for the FHLBNY, by whatever name called, is referred to herein as the “D&O Policy”.

Notwithstanding anything contained herein, should the D&O Policy, if permitted under New York law, provide the Covered Person with broader indemnification rights than described in this Article VII, then the indemnification provided herein shall be construed to provide the same indemnification rights as the Covered Person is entitled to under the D&O Policy, up to or in excess of the limits available under such D&O Policy.

SECTION 8.  Successors to Indemnitees:  The indemnification and advance of expenses provided to a Covered Person under this Article VII shall continue as to a person who has ceased to be a director, officer or employee of the FHLBNY and shall inure to the benefit of the heirs, executors, administrators and other legal representatives of such a person.

SECTION 9.  Limitation of Liability:  A director, officer or employee of the FHLBNY shall not be personally liable to the FHLBNY or its stockholders in connection with any acts or omissions taken in his or her capacity as a director, officer or employee; provided, however, that the foregoing shall not eliminate or limit the liability of a director, officer or employee (a) for the breach of the individual’s duty of loyalty to the FHLBNY or its stockholders; (b) for any acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; or (c) for any transaction from which the individual derived an improper personal benefit.

SECTION 10.  Applicability:  The provisions of this Article VII shall apply with respect to any Proceeding that is or becomes threatened or pending on or after the date of adoption thereof; regardless of when the acts or omissions giving rise to such Proceeding occurred or are alleged to have occurred, and shall remain in effect until revoked or amended; provided, however, that no such revocation or amendment shall limit or impair the right of any Covered Person to indemnification hereunder with respect to any actions taken or omitted on or prior to the date of such revocation or amendment.  If any provision of this Article VII is held to be invalid, illegal or unenforceable for any reason, (a) the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired in any way, and (b) such remaining provisions shall be construed to give effect to the intention of this Article VII to the fullest extent possible.

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Federal Home Loan Bank of New York - Bylaws

ARTICLE VIII

GENERAL PROVISIONS

SECTION 1.  Minutes:  Accurate minutes of all meetings of the stockholders of the FHLBNY, of the Board, and its Committees, shall be signed by the presiding officer and attested under the seal of the FHLBNY by the Secretary officiating at such meetings or his/her designee, and a certified copy of the same shall then promptly be transmitted to the FHFA.  The original copies of such minutes shall be preserved by the FHLBNY in minute books in custody of the Corporate Secretary of the Board but available to the Director of the FHFA or to the examiners or other official representatives of the FHFA.

SECTION 2.  Telephone Meetings:  Any one or more members of the Board or any Committee thereof may participate in a meeting of the Board or such committee by means of a telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting.

SECTION 3.  Corporate Seal:  The seal of the FHLBNY shall be as hereto affixed and shall be in the charge of the Corporate Secretary of the FHLBNY or the Assistant Corporate Secretary.  A duplicate of the seal may be kept and be used by the designee of the Corporate Secretary.

SECTION 4.  Budget:  The Board shall be responsible for the adoption of an annual operating expense budget and a capital expenditures budget for the FHLBNY. The Board may not delegate the authority to approve the FHLBNY's annual budgets to FHLBNY officers or other FHLBNY employees. The FHLBNY may exceed its total annual operating expense budget or its total annual capital expenditures budget without prior approval by the Board as long as notice is provided by management by no later than the next regularly scheduled Board meeting.

SECTION 5.  Insurance:  The FHLBNY shall comply with all provisions of law as to the maintenance of liability, compensation, or other insurance, and shall maintain such additional forms and amounts of insurance as the Board may, from time to time determine.

SECTION 6.  Signing of Papers:  All contracts, deeds, bonds, assignments, releases, checks, drafts, or orders for payment, or other documents of the FHLBNY shall be signed in the name of the FHLBNY by such officer or employee or officers or employees as may from time to time be designated by the FHLBNY's President, unless the Board has otherwise directed.

SECTION 7.  Operations:  The FHLBNY shall operate and do business within the provisions of the Bank Act, as amended, the Regulations made there under, its certificate of organization, these Bylaws, and such directives not inconsistent with the foregoing as the Board may from time to time adopt.

SECTION 8.  Fiscal Year:  The fiscal year of the FHLBNY shall begin on the first day of January.

SECTION 9.  Amendment:  The Board’s Corporate Governance and External Affairs Committee shall be responsible for making recommendations for Bylaw amendments to the Board. The Bylaws of the FHLBNY may be amended by the affirmative vote of a majority of the Board at any regular or special meeting of the Board, provided that each Director shall have been given written notice of the proposed amendment and of the form of such amendment at least seven days preceding any such meeting.  Alternatively, the Bylaws may be amended by the affirmative vote of a majority of the Board at any regular meeting without additional written notice of the proposed amendment and of the form of the amendment being given to each Director, provided that the form of the proposed amendment has been submitted to the previous regular meeting of the Board and has been incorporated in the minutes of the said meeting.

SECTION 10.  Applicable Laws:  The Bank Act, at 12 U.S.C. § 1421 et. seq. and the Safety and Soundness Act at 12 U.S.C. § 4526 as the authorizing statutes governing the FHLBNY, along with the implementing rules and regulations of the FHFA, govern the corporate governance and indemnification practices and procedures of the FHLBNY. To the extent not inconsistent with the above, FHFA regulations at 12 CFR Part 1239.3 provides that the FHLBNY will elect to follow a prescribed state or model code of substantive corporate law as it relates to: 1) the directors’ standard of care and 2) indemnification of directors.

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Federal Home Loan Bank of New York - Bylaws

Subject to, in whole and in part and not otherwise inconsistent with, the Bank Act and federal law, rules, and regulations, the FHLBNY has elected by promulgation of these Bylaws to follow the New York Business Corporation Law, as may be amended from time to time (N.Y. Bus. Corp. Law Ch. 4, Art. 7), as it relates to the: 1) directors' standard of care and 2) indemnification provisions in these Bylaws.

12 CFR Part 1239.3(d) further provides that the election of New York law does not create any rights in any third party,  subject the FHLBNY to the jurisdiction of New York State with respect to the FHLBNY's corporate governance or indemnification practices or procedures, nor subject the FHLBNY to any obligation to elect to follow other provisions of New York law, including without limitation, general board and shareholder procedural provisions, shareholder rights to obtain information from a corporation’s management or shareholder meeting rights. The FHLBNY, by promulgation of these Bylaws, confirms that jurisdiction and venue with respect to actions and proceedings involving matters addressed by these Bylaws shall be determined with reference to the Bank Act, the Safety and Soundness Act and other federal law, rules, and regulations applicable to the FHLBNY.

Section 12(d) of the Bank Act grants authority to the Board, not the shareholders, to amend these Bylaws.  In the event of any inconsistency between the statements in these Bylaws and any laws, rules, or regulations elected to be followed outside of the Bank Act and federal law, rules, and regulations governing the FHLBNY, the statements in the body of these Bylaws will control. The well-established rule of construction, sui generis (that is, looking to the language of the Bylaws themselves), shall be employed  when construing the effect of the election of New York law that may be ambiguous or inapplicable to the FHLBNY considering its establishment under authorizing statutes and federal law, rules, and regulations.  The intent of the Bylaws shall control over the law of New York, and the Bank Act, Safety and Soundness Act and applicable federal rules, and regulations shall be used to interpret the intent of the Bylaws. For the avoidance of doubt, in the absence of federal law or federal common law, New York law will control.

Includes all amendments through August 17, 2023 as follows: Revised Bylaws adopted September 10, 1936; Amended on the following dates - November 28, 1940; January 20, 1943; March 13, 1945; January 1, 1948; May 16, 1949; October 7, 1949; July 14, 1950; October 21, 1954; December 16, 1954; March 25, 1955; July 29, 1955; July 26, 1956; April 2, 1957; May 25, 1960; January 10, 1963; October 21, 1963; August 16, 1966; May 2, 1967; October 3, 1968; August 15, 1974; December 6, 1976; October 22, 1984; April 9, 1986; July 23, 1987; March 15, 1990; August 19, 1993; December 19, 1996; July 17, 1997, July 16,1998,  February 18, 1999,  July 20, 2000; April 19, 2001, December 20, 2001, March 21, 2002, January 16, 2003, March 18, 2004, July 21, 2005,  December 21, 2006, April 17, 2008, September 17, 2009, December 18, 2014 (with such amendments to be effective January 1, 2015), February 18, 2016, March 22, 2018, March 21, 2019 and August 17, 2023.

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